Designated Filer:	INSIGHT VENTURE PARTNERS IV, L.P.
Issuer & Ticker Symbol:	SolarWinds, Inc. (SWI)
Date of Event Requiring Statement:	November 18, 2009

Exhibit 99.1

Explanation of Responses

(1)

The Insight IV Funds (defined below) beneficially own 1,163,519 shares of Common Stock after giving effect to its sale of Common Stock in the offering and the exercise in full of the underwriters' over-allotment option. Insight Venture Partners IV, L.P. is the record beneficial owner of 919,867 shares of Common Stock, Insight Venture Partners IV (Co-Investors), L.P. is the record beneficial owner of 113,362 shares of Common Stock, Insight Venture Partners (Cayman) IV, L.P. is the record beneficial owner of 122,978 shares of Common Stock and Insight Venture Partners IV (Fund B), L.P. is the record beneficial owner of 7,312 shares of Common Stock. The amount listed as directly owned by each respective Insight IV Fund may be deemed to be attributable to each of the other Insight IV Funds and Insight Holdings Group, LLC ("Insight Holdings") because Insight Holdings is the managing member of Insight Venture Associates IV, L.L.C. ("Insight Associates IV"), which in turn is the general partner of (i) Insight Venture Partners IV, L.P., (ii) Insight Venture Partners IV (Fund B), L.P., (iii) Insight Venture Partners IV (Co-Investors), L.P. and (iv) Insight Venture Partners (Cayman) IV, L.P. (together with Insight Venture Partners IV, L.P., Insight Venture Partners IV (Co-Investors), L.P. and Insight Venture Partners IV (Fund B), L.P., the "Insight IV Funds"). Insight Holdings is also the managing member of Insight Venture Associates V, L.L.C. ("Insight Associates V"), which in turn is the general partner of (i) Insight Venture Partners V, L.P., (ii) Insight Venture Partners V Coinvestment Fund, L.P., (iii) Insight Venture Partners V (Employee Co-Investors), L.P. and (iv) Insight Venture Partners (Cayman) V, L.P. (together with Insight Venture Partners V, L.P., Insight Venture Partners V Coinvestment Fund, L.P. and Insight Venture Partners V (Employee Co-Investors), L.P., the "Insight V Funds"). The Insight V Funds beneficially own 8,418,024 shares of Common Stock in the aggregate. Jeffrey L. Horing, Deven Parekh and Peter Sobiloff are the members of the board of managers of Insight Holdings. Because Messrs. Horing, Parekh and Sobiloff are the members of the board of managers of Insight Holdings, Insight Holdings is the managing member of Insight Associates IV and Insight Associates IV is the general partner of each of the Insight IV Funds, they have voting and dispositive power over these shares. The foregoing is not an admission by Insight Associates IV or Insight Holdings that it is the beneficial owner of the shares held by the Insight IV Funds or Insight V Funds. Each of Messrs. Horing, Parekh or Sobiloff disclaims beneficial ownership of the shares except to the extent of his pecuniary interests in these entities.